Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), made as of the 31st day of August 2006, is entered into by CMGI, Inc., a Delaware corporation with its principal place of business at 1100 Winter Street, Waltham, Massachusetts (the “Company”), and David S. Wetherell (the “Consultant”).

Whereas, Consultant, due to his service to the Company over the past twenty years, most recently as Chairman of the Board, has gained unique insights into the business of the Company; and

Whereas, Consultant notified the Company of his resignation from the Board of Directors of the Company, effective August 31, 2006, in order to devote more time to his other business interests; and

Whereas, the Company believes that it would beneficial to continue a formal relationship with Consultant and Consultant desires such a relationship.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Services. The Consultant agrees to provide consulting and advisory services to the Company as may be reasonably requested from time to time by the Company (the “Services”). The Services shall include:

a.	Meeting with the Chief Executive Officer of the Company at least twice per year to review the strategic direction of @Ventures;

b.	Meeting with the managing directors of @Ventures at least monthly to review current and prospective @Ventures investments;

c.	Identifying new investment opportunities for @Ventures (provided, however, that nothing in this Agreement shall obligate Consultant to present investment opportunities to @Ventures if such opportunities are presented to him in other than his capacity as a consultant, i.e. personal investment opportunities or investments by other investment vehicles in which Consultant has an interest); and

d.	Providing the Technology Committee of the Board of Directors of the Company or its individual members with input on strategy and investments

2.	Term. This Agreement shall commence on the date hereof and shall continue until August 31, 2009 (the “Term”).

3.	Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his Services under this Agreement, provided, however, that Consultant shall not incur any expense in excess of $500 without prior approval of the Company. Any request for reimbursement shall be accompanied by verifiable documentation of the expense reasonably satisfactory to the Company.

4.	Compensation and Stock Option Treatment. Consultant shall receive no cash compensation for the Services. Consultant’s provision of Services hereunder shall constitute a “Continuous Business Relationship” with the Company, as that term is used in the stock option agreement relating to Consultant’s currently outstanding stock options, and accordingly such stock options shall remain exercisable, per their terms, during the Term, but in no event after their expiration date.

5.	Independent Contractor. It is the express intention of the parties hereto that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. As an independent contractor, Consultant shall not be entitled to, and hereby waives any rights to, any benefits which the Company may make available to employees from time to time, including without limitation, participation under any employee stock option plan or severance policies of the Company or of any of its affiliates. Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage for himself.

6.	Proprietary Information. The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with proprietary information of the Company. The Consultant agrees that he will not, during the term hereof and at any time thereafter, disclosure to others, or use for his benefit or the benefit of others, any such proprietary information. The Consultant’s obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Company.

7.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

8.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

9.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

10.	Miscellaneous.

a.	No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.	In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CMGI, Inc.

By:	/s/ Peter L. Gray
Title:	Executive Vice President and General Counsel

Consultant

/s/ David S. Wetherell
David S. Wetherell

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